+ VIR ED1 FC1 IRW TNW RWB (CARDINAL BANKSHARES CORPORATION 916386 WA) 26 19 96 91 32 01 30 31 33 99
9...k/vaprn r f bc-VA-Cardinal-Bank   06-14


P2

%
[STK] CDBK
[IN] FIN
[SU] DIV
TO BUSINESS EDITOR:

    Cardinal Bankshares Corporation Announces $.28 Per Share Cash Dividend On
                                  Common Stock

      FLOYD, Va., June 14 /PRNewswire-FirstCall/ -- Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK.OB), parent company for the Bank of Floyd, today announced that its board of directors approved a regular semi-annual cash dividend of $.28 per share. Leon Moore, chairman and chief executive officer reported, "The annual dividend of $.28 for the first half of 2007 amounts to an increase of 3.70% over the June 2006 cash dividend of $.27 per share.

      The cash dividend is payable June 30, 2007, to shareholders of record as of the close of business on June 25, 2007.

      Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK.OB) had assets of $212.2 million and stockholders' equity of $29.1 million at March 31, 2007. Net income for the first three months of 2007 amounted to $737 thousand, an increase of $74 thousand for the same period in 2006. Cardinal continues to be a well-capitalized bank level with and exceeding peer group averages. Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office and branch located in Floyd, Virginia and its 7 additional branch locations in Christiansburg, Hillsville, Radford, Roanoke, Salem and Willis, Virginia.

      This press release may contain "forward-looking statements," within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company's expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.


    Contact:  Leon Moore                     Telephone:  (540) 745-4191
              Chairman of the Board,         FAX:  (540) 745-4133
              President & CEO

              Stephanie K. Sigman
              Senior Vice President & Principal Financial Officer

SOURCE  Cardinal Bankshares Corporation
    -0-                             06/14/2007
    /CONTACT: Leon Moore, Chairman of the Board, President & CEO, or Stephanie K. Sigman, Senior Vice
President & Principal Financial Officer,

+1-540-745-4191, fax, +1-540-745-4133, both of Cardinal Bankshares Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.bankoffloyd.com/
    (CDBK)

CO:  Cardinal Bankshares Corporation
ST:  Virginia
IN:  FIN
SU:  DIV